Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of August 2, 2006, is made and entered into between Capital Bank (hereinafter the “Bank”) and Mark Redmond (hereinafter the “Employee”).

          The Bank desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

          In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:

          1.          Employment. The Bank employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

          2.          Nature Of Employment. Employee shall serve as Executive Vice President and Chief Credit Officer and shall have such responsibilities and authority consistent with such position as may be reasonably assigned to him by the Bank. Employee shall also serve as Executive Vice President of Capital Bank Corporation (“CBC” and, along with the Bank, sometimes collectively referred to herein as the “Corporation”). Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Bank’s and CBC’s interests. Employee shall abide by the Bank’s and CBC’s policies, procedures, and practices as they may exist from time to time.

                       During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Bank; provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit or those of his immediate family.

          3.          Term. Subject to the earlier termination provisions set forth in Section 5, the original term of this Agreement shall be one (1) year commencing as of the date set forth above. Upon expiration of the original term or any renewal term, the term shall be automatically renewed for an additional one (1) year period unless, at least thirty (30) days prior to the renewal date, either party gives notice of its intent not to continue the relationship. During any renewal term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 13.

          4.          Compensation and Benefits.

                       (a)     Base Salary. Employee’s initial annual base salary for all services rendered shall be One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (less applicable withholdings), payable in accordance with the Bank’s policies, procedures, and practices as they may exist from time to time. Employee’s salary periodically may be reviewed and adjusted at the Bank’s discretion in accordance with the Bank’s policies, procedures and practices as they may exist from time to time.

                       (b)    Employee’s Obligation to Reimburse Bank. If Employee should voluntarily terminate his employment for any reason other than Good Reason (as defined in Section 5(c) below) prior to April 26, 2007, then he shall reimburse the Bank fifty percent (50%) of the gross amount of the Fifteen Thousand and No/100 Dollars ($15,000.00) signing bonus he received from the Bank at the commencement of his employment and he shall reimburse the Bank fifty percent (50%) of the gross amount of the relocation expenses either paid on his behalf or reimbursed to him. Employee hereby authorizes the deduction of any such reimbursement to the Bank from his final pay.

                       (c)     Incentive Plan. Employee shall be eligible to participate in the Capital Bank Corporation Equity Incentive Plan in accordance with the applicable terms, conditions, and eligibility requirements of that Plan, some of which are in the plan administrator’s discretion, as they may exist from time to time.

                       (d)     Benefits. Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Bank or CBC employees at Employee’s level; provided, however, that Employee’s participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time.

                       (e)     Car Allowance. Employee shall receive a car allowance of Six Hundred and No/100 Dollars ($600.00) per month.

                       (f)     Expenses. Employee shall be reimbursed by the Bank for any reasonable and necessary business expenses incurred by Employee on behalf of the Bank or in connection with Employee’s performance of his duties hereunder. Such reimbursement shall be in accordance with the Bank’s practices or policies as they may exist from time to time.

                       (g)     Vacation. Employee shall be entitled to four (4) weeks of vacation during calendar year 2006 and thereafter vacation entitlement shall be in accordance with the Bank’s policies. Such vacation shall be taken in accordance with the Bank’s policies and practices as they may exist from time to time.

          5.          Termination of Employment and Post-Termination Compensation.

                       (a)     With Notice. Either the Bank or Employee may terminate this Agreement and the employment relationship created hereunder without cause at any time by giving thirty (30) days’ written notice to the other party.

                       (b)     Cause, Disability, or Death. The Bank may terminate Employee’s employment immediately for “Disability,” “Cause,” or in the event of Employee’s death. For purposes of this Agreement, Disability shall mean Employee’s mental or physical inability to perform the essential functions of his duties satisfactorily for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days within a 365-day period as determined by the Bank in its reasonable discretion and in accordance with applicable law. For purposes of this Agreement, “Cause” shall mean: (i) any act of Employee involving dishonesty; (ii) any material violation by Employee of any Bank or CBC rule, regulation, or policy; (iii) gross negligence committed by Employee; (iv) material failure of Employee to perform his duties hereunder; or (v) Employee’s breach of any of the express obligations of this Agreement.

                       (c)     Post-Termination Compensation.

(i) In the event of termination for Cause, the Bank’s obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time.

          (ii)   In the event of a termination for death or Disability, the Bank’s obligation to compensate Employee ceases on the date of termination, except as to any salary and prorated bonuses to which he may be entitled as of the date of termination. The Bank shall pay any such amounts to Employee or Employee’s estate.

         (iii)   If there has been no Change in Control and the Bank terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason (as defined below), then Employee, upon his execution of a general release in a form prepared by the Bank, shall be entitled to (A) receive a gross amount equal to his then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, payable in substantially equal amounts over a twelve (12) month period beginning with the first month after the release is executed and returned and the revocation period, if any, specified in the release expires; and (B) for the period of time Employee receives payments pursuant to Section 5(c)(iii)(A), participate in all life insurance, retirement, health, accidental death and dismemberment, and disability plans and other benefit programs and other services paid by the Bank for Employee in which Employee participates immediately prior to the termination, provided that Employee’s continued participation is possible under the applicable terms, conditions and eligibility requirements of such plans and programs. Employee’s continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee’s participation in any such plan or program is barred, the Bank shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program.

For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events or conditions without Employee’s prior written consent and prior to a Change in Control:

       (A)   a change in Employee’s status, title, position, or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which are materially inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title (including positions, titles, and responsibilities with any affiliate), except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason;

       (B)   the Bank’s requiring Employee to be based at any place outside a thirty (30) mile radius from its headquarters at 333 Fayetteville Street, Raleigh, North Carolina, except for reasonably required travel on the Bank’s business;

(C) any material breach by the Bank of any express provision of this Agreement.

          6.          Non-Solicitation/Non-Compete. Employee acknowledges that by virtue of Employee’s employment with the Bank, Employee shall have access to and control of confidential and proprietary information concerning the Corporation’s and/or its affiliates’ business and that the Corporation’s business depends to a considerable extent on the individual skills, efforts, and leadership of Employee. Additionally, Employee acknowledges that the covenants contained in this Section 6: are reasonably necessary to protect the legitimate business interests of the Corporation; are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him; and were disclosed to him prior to the commencement of his employment, such employment being conditioned on his execution of an agreement containing such terms. Accordingly and in consideration of the Corporation’s commitments to Employee under this Agreement, Employee expressly covenants and agrees that Employee shall not, without the prior consent of the Bank, during his employment and, subject to Section 6(c) below, for one (1) year following the cessation of his employment regardless of the reason for the cessation,

                       (a)   on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise:

       (i)     within any city, metropolitan area or county in which the Corporation does business or is located, engage in any business activity (or assist others to engage in any business activity) that directly competes with the Corporation;

       (ii)    solicit or do business that is the same, similar to, or otherwise in competition with the business engaged in by the Corporation from or with persons or entities who are customers of the Corporation, who were customers of the Corporation at any time during the last year of Employee’s employment with the Bank, or to whom the Corporation made proposals for business at any time during the last year of Employee’s employment with the Bank; or

       (iii)   employ, offer employment to, or otherwise solicit for employment, any employee or other person who is then currently an employee of the Corporation or who was employed by the Corporation during the last year of Employee’s employment with the Bank.

                       (b)   within any city, metropolitan area or county in which the Corporation does business or is located, be employed or otherwise engaged by any entity that engages in the same, similar or otherwise competitive business as the Corporation, to provide the same or similar services that Employee provided to the Corporation.

                       (c)   If (A) the Bank terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason and (B) Employee waives in writing his right to receive payments pursuant to Section 5(c)(iii) hereof, the non-competition and non-solicitation restrictions contained in this Section 6 shall terminate on the later of (A) the cessation of Employee’s employment with the Bank or (B) the Bank’s receipt of Employee’s waiver described in this Section 6(c)(i). (ii) In the event that Employee’s employment terminates under any of the circumstances described in Section 8(b), the non-competition and non-solicitation restrictions contained in this Section 6 shall terminate six (6) months following cessation of Employee’s employment with the Bank.

          7.          Proprietary Information And Property. Employee shall not, at any time during or following employment with the Bank, disclose or use, except in the course of his employment with the Bank or as may be required by law, any confidential or proprietary information of the Bank or CBC received by Employee while employed hereunder, whether such information is in Employee’s memory or embodied in writing or other physical form.

                       Confidential or proprietary information is information which is not generally available to the general public, or Bank’s or CBC’s competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

                       All records, files or other objects maintained by or under the control, custody or possession of the Bank, CBC, or their agents in their capacity as agents shall be and remain the Bank’s or CBC’s property respectively. Upon termination of his employment, Employee shall return to the Bank all property (including, but not limited to, credit cards, keys, company car, cell phones, computer hardware and software, records, files, manuals and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he received in connection with his employment. At the Bank’s request, Employee shall bring current all such records, files or documents before returning them.

                       Upon notice of cessation of his employment with the Bank, Employee shall fully cooperate with the Bank in winding up his pending work and transferring his work to those individuals designated by the Bank.

          8.          Change in Control.

(a) Definition. For purposes of this Agreement, “Change in Control” shall mean any of the following:

        (i)    Any “person” (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) acquiring “beneficial ownership” (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of CBC, the parent holding company of the Bank, representing fifty percent (50%) or more of the combined voting power of CBC’s then outstanding voting securities (the “Voting Power”), but excluding for this purpose an acquisition by CBC or an “affiliate” (as defined in Rule 12b-2 under the Act) or by an employee benefit plan of CBC or of an affiliate.

       (ii)    The individuals who constitute the Board of Directors of CBC (“Board”) on the effective date hereof or their successors duly appointed in the ordinary course (collectively, the “Incumbent Directors”) cease to constitute at least a majority of the Board in any twelve (12) month period. Any director whose nomination is approved by a majority of the Incumbent Directors shall be considered an Incumbent Director; provided, however, that no Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of CBC shall be considered an Incumbent Director.

       (iii)    The shareholders of CBC approve a reorganization, share exchange, merger or consolidation related to CBC or the Bank following which the owners of the Voting Power of CBC immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Power of CBC.

       (iv)    The shareholders of CBC approve a complete liquidation or dissolution of CBC, or a sale or other disposition of all or substantially all of the capital stock or assets of CBC, but excluding for this purpose any sale or disposition of all or substantially all of the capital stock or assets of CBC to an “affiliate” (as defined in Rule 12b-2 under the Act) of CBC.

             Change in Control shall not include a transaction, or series of transactions, whereby CBC or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of CBC prior to such transaction or series of series of transactions.

                       (b)   Change in Control Termination. After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement in the following circumstances:

       (i)     if within the period beginning ninety (90) days prior to and ending three (3) years after the occurrence of a Change in Control, the Bank terminates Employee’s employment for any reason other than Cause, Disability, or death; or

       (ii)    if within three (3) years after the occurrence of a Change in Control, Employee terminates his employment with the Bank for “Good Reason.” For purposes of this Section 8(b), “Good Reason” shall include the failure of CBC to obtain an agreement, satisfactory to Employee, from any successor or assign of CBC to assume and agree to perform this Agreement.

                       (c)   Change in Control Benefits. In the event that Employee’s employment with the Bank terminates under any of the circumstances described above in this Section 8 at any time, Employee shall be entitled to receive all accrued compensation and any pro rata bonuses to which he may be entitled and which Employee may have earned up to the date of termination and, upon Employee’s execution of an enforceable general release in a form prepared by the Bank, severance payments and benefits according to the following schedule and terms:

       (i)    a severance payment equal to: 2.99 times the amount of Employee’s then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs no later than twelve (12) months after the occurrence of a Change in Control; 2.0 times the amount of Employee’s then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs more than twelve (12) months but within (up to and including) twenty-four (24) months after the occurrence of a Change in Control; or 1.0 times the amount of Employee’s then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs more than twenty-four (24) months but within (up to and including) thirty-six (36) months after the occurrence of a Change in Control. The severance payment shall be paid in substantially equal monthly installments without interest, over a period of thirty-six (36), twenty-four (24), or twelve (12) months, respectively, beginning with the first month after the release is executed and returned and the revocation period, if any, specified in the release expires; and

       (ii)   a continuation of benefits for the period of time Employee receives the severance benefits described in Section 8(c)(i) above as follows: During such time, the Bank shall maintain and Employee shall be entitled to participate in all life insurance, retirement, health, accidental death and dismemberment, and disability plans and other benefit programs and other services paid by the Bank for Employee in which Employee participated immediately prior to the termination, provided that Employee’s continued participation is possible under the applicable terms, conditions and eligibility requirements of such plans and programs. Employee’s continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee’s participation in any such plan or program is barred, the Bank shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program.

                       (d)     Limitation on Payments. To the extent that any of the payments and benefits provided for under this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, the Bank shall reduce the aggregate amount of such payments and benefits such that the present value of such payment of benefits and any other “parachute payments” amounts (as determined under the Code and the applicable regulations) is equal to 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

          9.     Survival. The terms and conditions of Sections 6 and 7 shall survive termination of this Agreement and/or Employee’s employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to such sections.

          10.    Remedies. Employee agrees that his breach or threatened violation of Sections 6 and 7 will result in immediate and irreparable harm to the Bank or CBC for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank or CBC may be entitled, (a) the Bank or CBC may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief, (b) the Bank will be released of its obligations under this Agreement to make any payments to Employee, including but not limited to, those payable pursuant to Sections 5 and/or 8, and (c) Employee will indemnify the Bank or CBC for all expenses, including attorneys’ fees, in seeking to enforce these paragraphs.

          11.    Delayed Distribution to Key Employees. If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank’s sole discretion, that Employee is a Key Employee of the Bank on the date his employment with the Bank terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(a)(2)(B), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement shall be delayed for a period of six (6) months following Employee’s termination date (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period.

          For purposes of this Section 11, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.

          If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

          12.    Waiver Of Breach. The Bank’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

          13.     Entire Agreement. This Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

          14.     Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases set forth in Section 6 or 7 of this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.

          15.     Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank’s successors and assigns. Employee may not assign this Agreement without the Bank’s prior written consent.

          16.     Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the court of Wake County or the federal court of the United States for the Eastern District of North Carolina.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE

	/s/ Mark Redmond	August 2, 2006

	Mark Redmond	Date

CAPITAL BANK

By:	/s/ B. Grant Yarber	August 2, 2006

Date

CAPITAL BANK CORPORATION

By:	/s/ B. Grant Yarber	August 2, 2006

Date